CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-172869 on Form N-2 of our report dated July 17, 2012, relating to the financial statements and financial highlights of Eaton Vance Floating-Rate Income Trust, appearing in the Annual Report on Form N-CSR of Eaton Vance Floating-Rate Income Trust, for the year ended May 31, 2012, and to the references to us under the headings “Financial Highlights” and  “Independent Registered Public Accounting Firm” in the Prospectus dated January 15, 2013, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated January 15, 2013, which are incorporated by reference in and are part of such registration statement.

/s/Deloitte & Touche LLP

Boston, Massachusetts
January 15, 2013